Exhibit 5.1
June 19, 2008
SeraCare Life Sciences, Inc.
37 Birch Street
Milford, MA 01757
Ladies and Gentlemen:
This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 2,282,980 shares of Common Stock, $.001 par value (the “Shares”), of SeraCare Life Sciences, Inc., a Delaware corporation (the “Company”), of which (i) 1,582,980 are issuable under the Company’s Amended and Restated 2001 Stock Incentive Plan (the “Plan”), (ii) 450,000 are issuable upon the exercise of that certain stock option awarded to Susan L.N. Vogt as an inducement to her accepting employment with the Company pursuant to the terms of an employment agreement and an option award agreement each dated as of July 14, 2006 and (iii) 250,000 are issuable upon the exercise of that certain stock option awarded to Gregory A. Gould as an inducement to his accepting employment with the Company pursuant to the terms of an employment agreement and an option award agreement each dated as of August 16, 2006 (together with the stock option awarded to Susan L.N. Vogt, the “Executive Options”).
We have reviewed copies of the Plan, the Executive Options, all necessary certificates and the corporate actions taken with respect to the adoption of the Plan and the issuance of the Executive Options. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.
Based on the foregoing, we are of the opinion that the Company is duly authorized to issue the Shares and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.
It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,
/s/ ROPES & GRAY LLP
Ropes & Gray LLP